Exhibit 99.1

PRESS RELEASE

Contacts:	Analytical Surveys, Inc.	Pfeiffer High Public Relations, Inc.
	Lori Jones	Geoff High
	Chief Financial Officer	303/393-7044
	210/657-1500	geoff@pfeifferhigh.com

ANALYTICAL SURVEYS RESTATES FISCAL 2002 AND 2003; ADDS $67,000 TO 2002

NET INCOME, INCREASES 2003 NET LOSS BY $6,000

Restatement Involves Non-Cash and Non-Operating Income and Expense

SAN ANTONIO, Texas – May 17, 2004 _ Analytical Surveys, Inc. (ASI) (Nasdaq SmallCap: ANLT), a leading provider of utility-industry data collection, creation and management services for the geographic information systems (GIS) markets, today announced that it will restate its financial results for the fiscal years ended September 30, 2002 and 2003, and its first fiscal quarter ended December 31, 2003. In conjunction with the filing of a registration statement with the SEC on December 30, 2003, and the review of the terms and provisions of the senior secured promissory note (Note) issued on April 2, 2002, the Company identified a default provision which requires the Note’s conversion feature and detachable warrants to be valued as derivative instruments and classified as liabilities. The adjustments are non-operational in nature and include non-cash interest charges and non-cash other income and expense.

The Note was originally recorded at a fair value of $1,800,000, and the discount was amortized to interest expense over the term of the Note at a rate of $17,000 per quarter. The $200,000 fair value of the warrants was classified as equity.

The fair value of these derivative instruments, determined to equal approximately $336,000 on April 2, 2002, has been recorded as a liability and increased or decreased to reflect the fair value of the derivatives at the end of each fiscal quarter. The original carrying value of the Note is being adjusted from $1,800,000 to $1,664,000, and interest expense that accretes the Note to face value has increased from $17,000 to $28,000 per fiscal quarter over the three-year term of the Note. The liability will be reduced to $0 upon maturity or other disposition of the Note, and other income totaling $336,000 will be recognized during the term of the Note, but not in accordance with the rate at which the Company records interest expense. The adjustments will result in other income or expense fluctuating quarterly in accordance with the changes in the market price of ASI’s common stock.

The net result of the change in accounting treatment for the year ended September 30, 2002, increased the net earnings available to common shareholders and reduced the accumulated deficit by $67,000, and basic earnings per share available to common shareholders increased by $0.10. Diluted earnings per common share for 2002 has been restated to correct the computations of the weighted average number of diluted shares outstanding and diluted net earnings available to common shareholders. Diluted earnings per share available to common shareholders increased by $1.71.

The net result of the fiscal 2003 adjustments increased the net loss available to common shareholders and the accumulated deficit by $6,000 and the basic and diluted net loss per share available to common shareholders increased by $0.01.

Similar adjustments have been recorded for the quarter ended December 31, 2003 resulting in an increased net loss available to common shareholders and the accumulated deficit by $65,000 and net loss per share available to common shareholders increased by $0.07 in the quarter ended December 31, 2003. For the quarter ended December 31, 2002, the restatement resulted in a decrease to the net loss available to common shareholders and the accumulated deficit by $53,000 and net loss per share available to common shareholders decreased by $0.06 in the quarter ended December 31, 2002.

Analytical Surveys Inc. (ASI) provides technology-enabled solutions and expert services for geospatial data management, including data capture and conversion, planning, implementation, distribution strategies and maintenance services. Through its affiliates, ASI has played a leading role in the geospatial industry for more than 40 years. The Company is dedicated to providing utilities and government with responsive, proactive solutions that maximize the value of information and technology assets. ASI is headquartered in San Antonio, Texas and maintains operations in Waukesha, Wisconsin. For more information, visit www.anlt.com.

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words “anticipate,” “believe,” “estimate,” “intend” and “expect” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding the Company’s strategy, future sales, future expenses and future liquidity and capital resources. All forward-looking statements in this press release are based upon information available to the Company on the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. The Company’s actual results could differ materially from those discussed in this press release. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Item 1. Business—”risk factors” and elsewhere in the Company’s Annual Report on Form 10-K/A.

Effects of the Restatement on Consolidated Balance Sheet (in thousands):

	December 31, 2003 (unaudited)		September 30, 2003		September 30, 2002
	As Previously Reported	As Restated	As Previously Reported	As Restated	As Previously Reported	As Restated
Fair value of derivative features-related party	$—	$260	$—	$207	$—	$246
Long-term debt—related party	1,617	1,561	1,900	1,832	1,833	1,720
Total liabilities	7,559	7,763	7,898	8,037	7,707	7,840
Common stock	33,363	33,163	33,039	32,839	33,039	32,839
Accumulated deficit	(30,393)	(30,397)	(29,157)	(29,096)	(25,243)	(25,176)
Total shareholders’ equity	2,970	2,766	3,882	3,743	7,796	7,663

Effects of the Restatement on the Consolidated Statements of Operations (in thousands):

Years Ended September 30	2003		2002
	As Previously Reported	As Restated	As Previously Reported	As Restated
Interest expense	$(356)	$(401)	$(277)	$(300)
Other income (expense)	82	121	147	237
Net earning (loss) available to common shareholders	(3,914)	(3,920)	4,491	4,558
Basic earnings (loss) per common share: available to common shareholders	(4.75)	(4.76)	6.14	6.24
Diluted earnings (loss) per common share: available to common shareholders	(4.75)	(4.76)	2.42	4.13
Diluted shares outstanding	824	824	1,859	1,107

Quarters Ended December 31	2003 (unaudited)		2002 (unaudited)
	As Previously Reported	As Restated	As Previously Reported	As Restated
Interest expense	$(214)	$(226)	$(50)	$(61)
Other income (expense)	—	(53)	40	104
Net loss available to common shareholders	(1,236)	(1,301)	(817)	(764)
Basic loss per common share: available to common shareholders	(1.26)	(1.33)	(0.99)	(0.93)

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